Exhibit 99.1

Financial Results for the Year Ended December 31, 2023 (Unaudited)

February 9, 2024

Company Name:	Techpoint, Inc.
Listed Exchange:	Growth market of the Tokyo Stock Exchange
Identification Code:	6697
Website URL:	www.techpoint.co.jp
Representative:	Fumihiro Kozato, President and Chief Executive Officer
Contact:	Hiroshi Kondo, Vice President Corporate Marketing and
President of Techpoint Japan KK
03-6205-8405
Expected Date of Annual Shareholders Meeting:	May 30, 2024
Expected Date of Annual Securities Report Filing:	March 15, 2024
Expected Start Date of Dividend Payment:	February 15, 2024
Supplementary Materials for Financial Results:	Included
Earnings Announcement for Financial Results:	Included

1.
Unaudited Financial Results for the Year Ended December 31, 2023 (January 1, 2023 to December 31, 2023)
(1)
Consolidated Operating Results

(Unit: thousands, % change as compared to the previous year)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ended December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2023	$65,645	0.9%	$18,025	(6.8)%	$20,137	2.8%	$17,809	0.8%	$19,182	(0.6)%
	¥9,310,430		¥2,556,486		¥2,856,031		¥2,525,850		¥2,720,583
2022	$65,083	0.6%	$19,348	(2.7)%	$19,594	(1.6)%	$17,663	2.2%	$19,297	2.2%
	¥9,230,722		¥2,744,127		¥2,779,017		¥2,505,143		¥2,736,894

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥141.83 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 29, 2023. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior period, which is permitted according to the current disclosure requirements for Tanshin in Japan.

The Company’s comprehensive income for the year ended December 31, 2023 and 2022 was $18.0 million (¥2,549.3 million, 2.5%) and $17.5 million (¥2,488.0 million, 1.9%), respectively. The Company’s non-GAAP operating income for the year ended December 31, 2023 was $19.6 million (¥2,776.6 million) based on the exclusion of stock-based compensation of $1.6 million (¥220.1 million). The Company’s non-GAAP net income for the year ended December 31, 2023 was $19.2 million (¥2,720.6 million) based on the exclusion of stock-based compensation of $1.6 million (¥220.1 million) and the related income tax impact based on a 11.56% effective tax rate. The Company’s non-GAAP operating income for the year ended December 31, 2022 was $21.2 million (¥3,001.3 million) based on the exclusion of stock-based compensation of $1.8 million (¥257.1 million). The Company’s non-GAAP net income for the year ended December 31, 2022 was $19.3 million (¥2,736.9 million) based on the exclusion of stock-based compensation of $1.8 million (¥257.1 million) and the related income tax impact based on a 9.86% effective tax rate.

(Unit: $ or ¥, except for % data)

Year Ended December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS	Ratio of Net Income to Equity	Ratio of Income Before Tax to Total Assets	Operating Margin
2023	$0.97	$0.95	$1.05	$1.03	26.5%	25.7%	27.5%
	¥138	¥135	¥149	¥146
2022	$0.98	$0.95	$1.07	$1.04	31.0%	29.1%	29.7%
	¥139	¥135	¥152	¥148
(2)
Consolidated Financial Position

(Unit: thousands, except per share and % data)

Year Ended December 31,	Total Assets	Net Assets	Total Stockholders' Equity	Stockholders' Equity Ratio	Stockholders' Equity Per Share
2023	$83,807	$72,295	$72,295	86.3%	$3.93
	¥11,886,347	¥10,253,600	¥10,253,600		¥557
2022	$72,940	$62,076	$62,076	85.1%	$3.41
	¥10,345,080	¥8,804,239	¥8,804,239		¥484
(3)
Consolidated Cash Flows

(Unit: thousands)

Year Ended December 31,	Net Cash Provided by Operating Activities	Net Cash Used in Investing Activities	Net Cash Used in Financing Activities	Cash and Cash Equivalents
2023	$21,720	$(18,183)	$(9,258)	$13,671
	¥3,080,548	¥(2,578,895)	¥(1,313,062)	¥1,938,958
2022	$19,621	$(18,559)	$(9,049)	$19,392
	¥2,782,846	¥(2,632,223)	¥(1,283,420)	¥2,750,367

2.
Dividends

(Unit: $ or ¥, except for % data)

	Annual Dividend and Record Date							Ratio of Total Dividends
Year Ended December 31,	First Quarter	Second Quarter	Third Quarter	Year- End	Total	Total Dividends	Payout Ratio	to Net Assets
2022	$0.25	$0.25	$-	$-	$0.50	$9,031	51.0%	15.9%
	¥35	¥35	¥-	¥-	¥71	¥1,280,867
2023	$0.25	$0.25	$-	$-	$0.50	$9,137	51.5%	13.6%
	¥35	¥35	¥-	¥-	¥71	¥1,295,901
2024 (Forecast)	$0.25	$0.25	$-	$-	$0.50	$-
	¥35	¥35	¥-	¥-	¥71	¥-

3.
Forecasted Operating Results for the Year Ending December 31, 2024 (January 1, 2024 to December 31, 2024)

(Unit: thousands, except per share and % data)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ending December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2024	$72,206	10.0%	$17,321	(3.9)%	$19,321	(4.1)%	$17,196	(3.4)%	$18,620	(2.9)%
	¥10,240,977		¥2,456,637		¥2,740,297		¥2,438,909		¥2,640,875

Year Ending December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS
2024	$0.94	$0.92	$1.02	$1.00
	¥133	¥130	¥145	¥142

The forecasted basic and diluted Earnings Per Share (“EPS”), for the year ending December 31, 2024 was computed using a forecasted weighted average shares outstanding for the year ending December 31, 2024. The forecasted non-GAAP figures exclude stock-based compensation of $1.6 million (¥226.9 million) net of the related income tax impact based on an 11% assumed effective tax rate.

The Company’s forecasted operating results are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥141.83 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 29, 2023. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior period, which is permitted according to the current disclosure requirements for Tanshin in Japan.

The Company’s forecasts are made in U.S. dollars.

4.
Notes

(1)
Changes in subsidiaries during the period: None
(2)
Changes in accounting policies
1.
Due to codification revisions: None
2.
Due to other reasons: None

(3)
Stock information:

	December 31, 2023	December 31, 2022
Common stock	18,395,682	18,198,737
Treasury stock	—	—
Weighted average shares outstanding used in computing basic net income per share	18,316,464	18,108,369

Audit Procedures:

This Tanshin is not in the scope of audit procedures by the Company’s independent auditors under the Financial Instruments and Exchange Act of Japan. Additionally, as of the date of this Tanshin, audit procedures performed in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) in the United States have yet to be completed. The Company’s independent auditors have not compiled or been involved in the preparation of the forecasted financial results for the year ending December 31, 2024. Accordingly, they assume no responsibility for the accuracy or presentation of this information.

Forward Looking Statements:

The Tanshin includes forward-looking statements that involve a number of risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results may differ from those anticipated or expressed in these forward-looking statements as a result of various factors. All statements other than statements of historical facts contained in the Tanshin, including statements regarding the Company’s future results of operations, revenue and financial position, strategy and plans, the Company’s expectations for future operations and plans to declare dividends, are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect the Company’s financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in the Tanshin may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance, or achievements. Any forward-looking statement made by the Company in the Tanshin speaks only as of the date on which it is made. The Company disclaims any duty to update any of these forward-looking statements after the date of the Tanshin, except as required by law.

Investors Meeting:

Please refer to the Company’s website for details on its Investors Meetings for holders of the Company’s Japanese depositary shares (“JDSs”).

Appendix Index

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥141.83 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 29, 2023. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior periods, which is permitted according to the current disclosure requirements for Tanshin in Japan. The Company’s JDSs are traded on the Growth market of the Tokyo Stock Exchange. Each JDS represents one share of common stock.

1.
Management’s Discussion and Analysis

(1)
Comparison of the Year Ended December 31, 2023 and December 31, 2022

Revenue

	Year Ended December 31,		Change
	2023	2022	Amount	%
	(dollars in thousands)
Automotive	$45,169	$38,985	$6,184	16%
Security surveillance	20,476	26,098	(5,622)	(22)%
Revenue	$65,645	$65,083	$562	1%

Revenue increased $0.6 million, or 1%, for the year ended December 31, 2023 as compared to the year ended December 31, 2022. This was attributable to a $6.2 million increase in automotive market revenue as a result of an increase in the volume of shipments offset by a decrease in average selling price attributable to product mix. Security surveillance market revenue decreased by $5.6 million due to a decrease in the volume of shipments and a decrease in average selling prices attributable to product mix.

Product pricing increases or decreases in the Company’s target markets in response to increased or decreased manufacturing costs. Additionally, fluctuations in the Company’s overall average selling price are directly attributable to changes in product mix given the natural pricing variation of the products in the Company’s portfolio and customer base. When the product mix shifts towards the higher priced products in the Company’s portfolio, the average selling price will be higher than when the product mix shifts towards the lower price point products.

Revenue by geographic region

The table below sets forth the major components of revenues by the geographic region to which products were delivered as a percentage of total revenues for the year ended December 31, 2023 and 2022:

	Year Ended
	December 31,
	2023	2022
China	74%	69%
Taiwan	14	15
South Korea	9	10
Japan	2	4
Other	1	2
Total revenue	100%	100%

Cost of revenue and gross margin

	Year Ended December 31,		Change
	2023	2022	Amount	%
	(dollars in thousands)
Cost of revenue	$31,027	$29,185	$1,842	6%
Gross margin	53%	55%

Cost of revenue increased $1.8 million, or 6%, for the year ended December 31, 2023 as compared to the year ended December 31, 2022. Gross margin decreased to 53% for the year ended December 31, 2023 from 55% for the year ended December 31, 2022, due to changes in product mix, and average unit selling prices. The Company expects gross margins to fluctuate in future periods due to changes in product mix, average unit selling prices, manufacturing costs, adjustments to inventory, if any, and end market product demand.

Research and development expense

	Year Ended December 31,		Change
	2023	2022	Amount	%
	(dollars in thousands)
Research and development	$7,180	$7,801	$(621)	(8)%

Research and development expense decreased $0.6 million, or 8%, for the year ended December 31, 2023 as compared to the year ended December 31, 2022, primarily due to a $1.3 million decrease in tape-out and design service cost, partially offset by a $0.4 million increase in personnel cost, and a $0.1 million increase in software cost.

Selling, general and administrative expense

	Year Ended December 31,		Change
	2023	2022	Amount	%
	(dollars in thousands)
Selling, general and administrative	$9,413	$8,749	$664	8%

Selling, general and administrative expenses increased by $0.7 million, or 8%, for the year ended 2023 as compared to the year ended December 31, 2022, primarily due to a $0.3 million increase in professional service cost, a $0.3 million increase in personnel cost, and a $0.2 million increase in other general administrative expenses, partially offset by a $0.2 million decrease in stock-based compensation expenses,

Other income – net

	Year Ended December 31,		Change
	2023	2022	Amount	%
	(dollars in thousands)
Other income - net	$2,112	$246	$1,866	759%

Other income - net for the year ended December 31, 2023 increased by $1.9 million, or 759% as compared to the year ended December 31, 2022, primarily due to an increase in interest income.

Provision for income taxes

	Year Ended December 31,		Change
	2023	2022	Amount	%
	(dollars in thousands)
Provision for income taxes	$2,328	$1,931	$397	21%

The provision for income taxes increased by $0.4 million, or 21%, for the year ended December 31, 2023 as compared to the year ended December 31, 2022, primarily due to a decrease in the foreign-derived intangible income deduction, a reduction in windfall benefit of stock-based compensation deduction, and utilization of capitalized research and development expenses for tax purposes.

Net Income

	Year Ended December 31,		Change
	2023	2022	Amount	%
	(dollars in thousands)
Net income	$17,809	$17,663	$146	1%

As a result of the foregoing, net income increased by $0.1 million, or 1% for the year ended December 31, 2023 as compared to the year ended December 31, 2022.

(2)
Liquidity and Capital Resources

The Company's cash, cash equivalents and short-term investments as of December 31, 2023 were $65.5 million. The Company believes its existing cash, cash equivalents, short-term investments and the cash it expects to generate from operations will be sufficient to meet its anticipated cash needs for at least the next 12 months.

Operating activities

The Company expects cash inflows from operating activities to be affected by fluctuations in sales. The Company’s primary uses of cash from operating activities have been for personnel costs and investments in research and development and sales and marketing.

During the year ended December 31, 2023, net cash provided by operating activities was $21.7 million, due to net income of $17.8 million, non-cash charges of $1.4 million, and net cash inflows from changes in operating assets and liabilities of $2.5 million.

Non-cash charges totaled $1.4 million, consisting of stock-based compensation of $1.6 million, amortization of operating lease right-of-use assets of $0.8 million, an increase in the inventory valuation adjustment of $0.9 million, and depreciation of $0.4 million, partially offset by an increase in deferred tax assets of $1.4 million, and accretion of premium on available-for-sale investments of $0.8 million.

Net cash inflows from changes in operating assets and liabilities totaled $2.5 million, consisting of a $3.3 million decrease in inventory, net of valuation adjustment, as units manufactured during the period and on hand were less than product sales, a $0.8 million increase in accrued liabilities due to the timing of vendor payments, Inflows were partially offset by outflows from a $0.8 million decrease in lease and other liabilities, a $0.4 million increase in prepaid expense and other current asset due to timing of payments and a $0.3 million decrease in account payable due to the timing of the vendor payments.

Investing activities

During the year ended December 31, 2023, cash used in investing activities was $18.2 million, due to a $48.0 million cash outflow used to purchase in debt securities, a $1.7 million in acquisition of business and intangible assets, a $0.3 million cash outflow used to purchase of property and equipment, partially offset by a $31.8 million cash inflow due to proceeds from maturities of debt securities.

Financing activities

During the year ended December 31, 2023, cash used in financing activities was $9.3 million, due to a $9.1 million in payments of dividends in February and July of 2023, and $0.2 million in payments for shares withheld for tax withholdings on vesting of restricted stock units, net of proceeds from the exercise of stock options.

(3)
Forecast for the Year Ending December 31, 2024

The Company is providing its financial forecast for the year ending December 31, 2024, as follows.

Although the worldwide semiconductor demand is expected to increase in 2024, mainly driven by the spread of AI related products and reduction in excess inventory, we believe the demand in most other sectors may remain flat or increase slightly due to the ongoing excess inventory corrections throughout the year.

We are forecasting $72.2 million of annual revenue for 2024, a 10% increase year over year with current existing products, mainly due to the increase of our market share and the decrease of excess inventory in the automotive market. However, inventory correction in the security surveillance market is expected to continue throughout the year.

During the past quarters, we have developed high-end CMOS image sensor products to compete with the products offered by one of the leading Japanese suppliers. However, we are now temporarily holding the sales promotion due to the current unfavorable exchange rate of U.S. dollar and Japanese yen to us. In order to resume our promotion of this product line, we are currently considering new developments of CMOS image sensor utilizing fabrication facilities in Japan to offset our disadvantage in the currency exchange rate. Since the new development takes more than one year, we believe CMOS image sensor products will not be able to contribute to our revenue in 2024.

On the other hand, our new ISP product developments are progressing well and we expect them contribute to additional revenue in the second half of 2024. We will update the revenue guidance from time to time when these new products are available. We believe that the level of our investment this year for the future products including new ISPs, new door phone products, new TVI standard for Automotive, enhanced LCD controller and the SoC for the electronic mirror will be the highest in the Company’s history. We expect the product tape-out related expense and the intellectual property license fees including the CPU and peripheral IPs to reach up to $5.0 million in 2024 compared to that of $2.5 million in 2023, a significant increase of 100% year over year. We believe the new ISP product line will start generating additional revenue in the second half of the year, and the shipment volume of door phone product should also increase in the same period. We also expect new TVI standard products, enhanced LCD controller and the SoC product will start contributing to revenues from 2025 and on.

Company’s Guidance of 2024 financials

Revenue	$72,206
Income from operations	17,321
Income before income taxes	19,321
GAAP net income	17,196
Non-GAAP net income	18,620
Non-GAAP Basic EPS	$1.02

(4)
Dividends

Dividend policy

The Company’s Board of Directors (the “Board”) has adopted a dividend policy to link dividend payments to business performance on an ongoing basis. The amount to be paid in future dividends will be reviewed by the Board, with an aggregate dividend target amount for each fiscal year equal to approximately 50% of the Company’s annual non-GAAP net income for the prior fiscal year. The Company anticipates making payment of future dividends in two installments following its December 31 year end. This policy can be modified or terminated at any time at the discretion of the Board, including the Board’s determination to cease paying dividends in the future. The payments will be made in accordance with and subject to the terms of the Trust Agreement dated August 31, 2017 between the Company; Mizuho Securities Co., Ltd.; Mitsubishi UFJ Trust and Banking Corporation; and The Master Trust Bank of Japan, Ltd., which agreement governs the rights of JDS holders.

2024 dividend

On December 15, 2023, the Company announced a cash dividend of an aggregate of $0.50 per share for fiscal year 2024, payable in two equal installments of $0.25 per share. The first installment of the dividend has been accrued as of December 31, 2023 in the amount of $4.5 million and is payable to stockholders of record as of January 31, 2024. The payment date for the first installment on its shares of common stock (including common stock underlying its JDSs) will be on or around February 15, 2024. The second installment of the dividend is not accrued as of December 31, 2023 because it is anticipated to be paid in the third fiscal quarter of 2024 and the declaration of the second installment is subject to the Board approval and applicable law. The Company intends to provide additional information about the second installment of the dividend in the second fiscal quarter of 2024. The timing for receipt of the dividend payments by individual holders of common stock and JDSs will vary due to the payment process for JDS holders. The amount paid to JDS holders will be reduced by any applicable U.S. withholding income tax, and then converted into Japanese yen. Once the dividend is converted into Japanese yen, a distribution payment fee and any additional local taxes will be paid from the distribution amount. As a result, the net amount of the first dividend installment that is ultimately received by JDS holders will be less than $0.25 per JDS. The Company anticipates that JDS holders will receive the payment of the first installment of the fiscal year 2024 dividend in their accounts in late-March 2024.

2.
Accounting Policy Changes

None.

3.
Consolidated Financial Statements and Supplementary Data (Unaudited)

(1)
Consolidated Balance Sheets

(Unit: thousands, except share data)

	December 31, 2023		December 31, 2022
	$	¥	$	¥
Assets
Current assets:
Cash and cash equivalents	$13,671	¥1,938,958	$19,392	¥2,750,367
Short-term investments	51,788	7,345,092	25,289	3,586,739
Accounts receivable	40	5,673	105	14,892
Inventory, net	9,518	1,349,938	13,709	1,944,348
Prepaid expenses and other current assets	939	133,178	618	87,651
Total current assets	75,956	10,772,839	59,113	8,383,997
Property and equipment, net	522	74,035	634	89,920
Deferred tax assets	3,620	513,425	2,280	323,372
Right-of-use assets	1,045	148,212	983	139,419
Intangible assets, net	1,036	146,936	—	—
Goodwill	891	126,371	—	—
Long-term investments	500	70,915	9,737	1,380,999
Other assets	237	33,614	193	27,373
Total assets	$83,807	¥11,886,347	$72,940	¥10,345,080
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,707	¥242,104	$2,100	¥297,844
Accrued liabilities	2,322	329,329	1,564	221,822
Customer deposits	1,448	205,370	1,545	219,127
Lease liabilities	497	70,490	700	99,281
Dividend payable	4,599	652,276	4,551	645,468
Total current liabilities	10,573	1,499,569	10,460	1,483,542
Other liabilities	939	133,178	404	57,299
Total liabilities	11,512	1,632,747	10,864	1,540,841
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value per share - 5,000,000 shares authorized as of December 31, 2023 and 2022; nil shares issued and outstanding as of December 31, 2023 and 2022.	—	—	—	—
Common stock, $0.0001 par value per share - 75,000,000 shares authorized as of December 31, 2023 and 2022; 18,395,682 and 18,198,737 shares issued and outstanding as of December 31, 2023 and 2022, respectively	2	284	2	284
Additional paid-in capital	27,477	3,897,063	26,046	3,694,104
Accumulated other comprehensive (loss)	18	2,553	(147)	(20,849)
Retained earnings	44,798	6,353,700	36,175	5,130,700
Total stockholders’ equity	72,295	10,253,600	62,076	8,804,239
Total liabilities and stockholders' equity	$83,807	¥11,886,347	$72,940	¥10,345,080

(2)
Consolidated Statements of Operations and Comprehensive Income

(Unit: thousands, except share and per share data)

	Year Ended December 31, 2023		Year Ended December 31, 2022
	$	¥	$	¥
Revenue	$65,645	¥9,310,430	$65,083	¥9,230,722
Cost of revenue	31,027	4,400,559	29,185	4,139,309
Gross profit	34,618	4,909,871	35,898	5,091,413
Operating expenses
Research and development	7,180	1,018,339	7,801	1,106,416
Selling, general and administrative	9,413	1,335,046	8,749	1,240,870
Total operating expenses	16,593	2,353,385	16,550	2,347,286
Income from operations	18,025	2,556,486	19,348	2,744,127
Other income - net	2,112	299,545	246	34,890
Income before income taxes	20,137	2,856,031	19,594	2,779,017
Income taxes	2,328	330,181	1,931	273,874
Net income	$17,809	¥2,525,850	$17,663	¥2,505,143
Basic	$0.97	¥138	$0.98	¥139
Diluted	$0.95	¥135	$0.95	¥135
Weighted-average shares outstanding used in computing net income per share:
Basic	18,316,464		18,108,369
Diluted	18,657,220		18,537,316
Comprehensive income:
Net income	$17,809	¥2,525,850	$17,663	¥2,505,143
Other comprehensive income (loss), net of tax:
Unrealized loss on available-for-sale debt securities, net of tax (expense) benefit of ($44), and $32 for year ended December 31, 2023 and 2022, respectively	165	23,402	(121)	(17,161)
Comprehensive income	$17,974	¥2,549,252	$17,542	¥2,487,982

(3)
Consolidated Statements of Stockholders’ Equity

(Unit: thousands, except share data)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Retained	Total Stockholders'
	Shares	Amount	Capital	Income (Loss)	Earnings	Equity
Balances as of December 31, 2021	17,928,748	$2	$24,251	$(26)	$27,590	$51,817
		¥284	¥3,439,519	¥(3,688)	¥3,913,090	¥7,349,205
Other comprehensive loss - unrealized loss on available-for-sale Debt securities	—	$—	$—	$(121)	$—	$(121)
		¥—	¥—	¥(17,161)	¥—	¥(17,161)
Issuance of common stock upon exercise of stock options and vesting of early exercised options	119,455	$—	$210	$—	$—	$210
		¥—	¥29,784	¥—	¥—	¥29,784
Issuance of common stock upon vesting of restricted stock units	173,375	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of restricted stock units	(22,841)	$—	$(228)	$—	$—	$(228)
		¥—	¥(32,337)	¥—	¥—	¥(32,337)
Stock-based compensation	—	$—	$1,813	$—	$—	$1,813
		¥—	¥257,138	¥—	¥—	¥257,138
Cash dividends declared ($0.50 per share)	—	$—	$—	$—	$(9,078)	$(9,078)
		¥—	¥—	¥—	¥(1,287,533)	¥(1,287,533)
Net income	—	$—	$—	$—	$17,663	$17,663
		¥—	¥—	¥—	¥2,505,143	¥2,505,143
Balances as of December 31, 2022	18,198,737	$2	$26,046	$(147)	$36,175	$62,076
		¥284	¥3,694,104	¥(20,849)	¥5,130,700	¥8,804,239
Other comprehensive income - unrealized gain on available-for-sale debt securities	—	$—	$—	$165	$—	$165
		¥—	¥—	¥23,402	¥—	¥23,402
Issuance of common stock upon exercise of stock options	33,540	$—	$45	$—	$—	$45
		¥—	¥6,382	¥—	¥—	¥6,382
Issuance of common stock upon vesting of restricted stock units	186,750	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of restricted stock units	(23,345)	$—	$(166)	$—	$—	$(166)
		¥—	¥(23,543)	¥—	¥—	¥(23,543)
Stock-based compensation	—	$—	$1,552	$—	$—	$1,552
		¥—	¥220,120	¥—	¥—	¥220,120
Cash dividends declared ($0.50 per share)	—	$—	$—	$—	$(9,186)	$(9,186)
		¥—	¥—	¥—	¥(1,302,850)	¥(1,302,850)
Net income	—	$—	$—	$—	$17,809	$17,809
		¥—	¥—	¥—	¥2,525,850	¥2,525,850
Balances as of December 31, 2023	18,395,682	$2	$27,477	$18	$44,798	$72,295
		¥284	¥3,897,063	¥2,553	¥6,353,700	¥10,253,600

(4)
Statements of Cash Flows

(Unit: thousands, except share data)

	Year Ended December 31, 2023		Year Ended December 31, 2022
	$	¥	$	¥
Cash Flows From Operating Activities
Net income	$17,809	¥2,525,850	$17,663	¥2,505,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	419	59,427	418	59,285
Stock-based compensation	1,552	220,120	1,813	257,138
(Accretion) Amortization of premium on available-for-sale investments	(761)	(107,933)	65	9,219
Inventory valuation adjustment	863	122,399	925	131,193
Deferred income taxes	(1,399)	(198,420)	(1,667)	(236,432)
Noncash lease expense	752	106,656	741	105,096
Changes in operating assets and liabilities:
Accounts receivable	84	11,914	231	32,763
Inventory	3,330	472,294	(1,112)	(157,715)
Prepaid expenses and other current assets	(423)	(59,994)	376	53,328
Other assets	(50)	(7,092)	13	1,844
Accounts payable	(348)	(49,357)	217	30,777
Accrued expenses	771	109,351	(115)	(16,310)
Customer deposits	(97)	(13,757)	770	109,209
Lease liabilities	(1,017)	(144,240)	(175)	(24,820)
Other liabilities	235	33,330	(542)	(76,872)
Net cash provided by operating activities	21,720	3,080,548	19,621	2,782,846
Cash Flows From Investing Activities
Purchase of property and equipment	(311)	(44,110)	(511)	(72,475)
Acquisition of business and intangible assets	(1,700)	(241,111)	—	—
Purchase of debt securities	(47,939)	(6,799,188)	(33,923)	(4,811,299)
Proceeds from maturities of debt securities	31,767	4,505,514	15,875	2,251,551
Net cash used in investing activities	(18,183)	(2,578,895)	(18,559)	(2,632,223)
Cash Flows From Financing Activities
Payment of dividends	(9,137)	(1,295,901)	(9,031)	(1,280,867)
Net proceeds from exercise of stock options	45	6,382	210	29,784
Payment for shares withheld for tax withholdings on vesting of restricted stock units	(166)	(23,543)	(228)	(32,337)
Net cash used in financing activities	(9,258)	(1,313,062)	(9,049)	(1,283,420)
Net decrease in cash and cash equivalents	(5,721)	(811,409)	(7,987)	(1,132,797)
Cash and cash equivalents at beginning of period	19,392	2,750,367	27,379	3,883,164
Cash and cash equivalents at end of period	$13,671	¥1,938,958	$19,392	¥2,750,367
Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$3,410	¥483,640	$3,345	¥474,421
Right-of-use assets obtained in exchange for lease liabilities	$814	¥115,450	$715	¥101,408
Supplemental Disclosure of Noncash Investing and Financing Information
Property and equipment purchased but not yet paid	$—	¥—	$58	¥8,226
Cash dividend declared but not yet paid	$4,599	¥652,276	$4,551	¥645,468
Indemnification obligation for acquisition of business and intangible assets	$300	¥42,549	$—	¥—

(5)
Notes to Consolidated Financial Statements

Going concern

Not applicable.

Basis of consolidation and accounting standards

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated. The functional currency of each of the Company’s subsidiaries is the U.S. dollar. Foreign currency gains or losses are recorded as other income (expense) in the Consolidated Statements of Operations and Comprehensive Income.

Segment information

The Company’s chief operating decision maker, the chief executive officer, reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance on a regular basis. Accordingly, the Company considers itself to be one reportable segment, which is comprised of one operating segment, the designing, marketing and selling of mixed-signal integrated circuits for the security surveillance and automotive markets.

Product revenue from customers is designated based on the geographic region to which the product is delivered. Revenue by geographic region was as follows (in thousands):

	Year Ended
	December 31,
	2023	2022
China	$49,060	$45,001
Taiwan	9,034	9,503
South Korea	5,614	6,533
Japan	1,193	2,593
Other	744	1,453
Total revenue	$65,645	$65,083

Revenue by principal product lines were as follows (in thousands):

	Year Ended
	December 31,
	2023	2022
Automotive	$45,169	$38,985
Security surveillance	20,476	26,098
Total revenue	$65,645	$65,083

Net income per share

The following table presents the calculation of basic and diluted net income per share (amounts in thousands, except per share data):

	Year Ended
	December 31,
	2023	2022
Numerator:
Basic and diluted:
Net income	$17,809	$17,663
Denominator:
Basic shares:
Weighted-average shares used in computing basic net income per share	18,316,464	18,108,369
Diluted shares:
Effect of potentially dilutive securities:
Stock options and restricted stock units	340,756	428,947
Weighted-average shares used in computing diluted net income per share	18,657,220	18,537,316
Net income per share:
Basic	$0.97	$0.98
Diluted	$0.95	$0.95
Non-GAAP net income (1):
Non-GAAP net income	$19,182	$19,297
Basic shares:
Weighted-average shares used in computing basic non-GAAP net income per share	18,316,464	18,108,369
Non-GAAP net income per share:
Non-GAAP Basic	$1.05	$1.07

(1)
Please refer to “Consolidated Operating Results” under “Unaudited Financial Results for the Year Ended December 31, 2023 (January 1, 2023 to December 31, 2023)” for further non-GAAP information.

Subsequent events

None.